Exhibit 99.1

                     Pier 1 Imports, Inc. Reports May Sales

     FORT WORTH, Texas--(BUSINESS WIRE)--June 1, 2006--Pier 1 Imports, Inc. (NYSE:PIR) reported that sales for the four-week period ended May 27, 2006 aggregated $120,884,000 a decrease of 4.3% from $126,291,000 last year, and comparable store sales declined 6.6%. First quarter and year-to-date sales amounted to $376,092,000, down 3.6% from $390,314,000 last year, and comparable store sales declined 6.6%. The Company reiterated first quarter guidance of $0.24 to $0.28 loss per share and plans to report first quarter results on June 15, 2006.
     Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "We experienced better customer traffic and sales trends during the 10 days following May 15th, when we first mailed our Pier 1 summer catalog. In addition, average ticket sales per transaction for the month were positive. However, Memorial Day's weekend business was disappointing.
     "We continue to carefully monitor and control inventory levels as well as merchandise margins and expenses. Inventories are expected to be down at least 10% by the end of the first quarter versus a year ago, as we continue to refine and reposition our merchandise mix."

     Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-K. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.
     Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States.


     CONTACT: Pier 1 Imports, Inc., Fort Worth
              Cary Turner, 817-252-8400